EXHIBIT 99.2
SELECT BALANCE SHEET DISCLOSURE Fourth Quarter 2004 (Unaudited)
--	Cash and investments at December 31, 2004 were $342.0 million (including $7.9 million restricted).
--	Aircraft purchase deposits at December 31, 2004 were $69.8 million.
--	Long-term debt increased $58.3 million during the fourth quarter of 2004 due to the purchase of Boeing 737-700 aircraft.
--	Stockholders' equity at December 31, 2004 was $334.0 million.

	YEAR 2005 ESTIMATES
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In the following table our projections for 2005 capacity growth depict net capacity additions which represent the incremental increase in capacity compared to the reported capacity additions that include the regional jet and wet lease flying that has been replaced with our own operations:

	PERIOD	NET CAPACITY ADDITIONS	REPORTED CAPACITY ADDITIONS
	Q1 2005	11%	25%
	Q2 2005	15%	30%
	Q3 2005	23%	35%
	Q4 2005	27%	30%
	FY 2005	19%	30%

--	We estimate aircraft purchase deposits in 2005 for future aircraft deliveries will be $55 million. The following table depicts the expected aircraft deliveries for 2005:
	PERIOD	BOEING 737	BOEING 717
	Q1 2005	3	2
	Q2 2005	3	2
	Q3 2005	3	0
	Q4 2005	4	2
	FY2005	13	6

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We project that our all-in price per gallon of fuel for 2005, including the benefits of hedging, will be in the range of $1.40 - $1.45. The following table depicts the percentage of our expected fuel consumption that is hedged for 2005:

	PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON
	Q1 2005	40%	$0.95
	Q2 2005	24%	$1.04
	Q3 2005	14%	$1.31
	Q4 2005	13%	$1.31

EXHIBIT 99.2 (Continued)
--	The following table depicts the range of our expected decreases for 2005 in non-fuel unit costs:
	PERIOD	NON-FUEL UNIT COST
	Q1 2005	Down 1%
	Q2 2005	Down 4% - 5%
	Q3 2005	Down 6% - 7%
	Q4 2005	Down 1% - 2%
	FY 2005	Down 4%

--	We expect yield reduction from Q4 2004 to Q1 2005 to be at a similar to slightly lesser rate than that experienced from Q4 2003 to Q1 2004.
--	We expect unit labor costs for 2005 will continue to improve.
--	Corporate income tax rate for full year 2005 is projected in the range of 37% to 39%.
--	We estimate non-aircraft related capital expenditures for 2005 will be in the range of $20 million to $25 million.
--	We estimate our principal debt payments for 2005 total $14 million.